Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025,
Mynaric AG.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Mynaric AG effective at the opening of the trading session on July 3, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101, 5110(b), and IM-5101-1.
The Company was notified of the Staff determination on February 10, 2025. The Company security was suspended on February 18, 2025.
The Staff determination to delist the Company security became final on February 18, 2025.